Exhibit 3.4

AMENDED AND RESTATED ARTICLES AS OF 28 FEBRUARY 2023

PART I. CORPORATE FORM AND NAME, REGISTERED OFFICE, CORPORATE PURPOSE AND TERM OF EXISTENCE

Capitalized terms not otherwise defined herein shall have the meaning indicated in Article 22 (Definitions).

Article 1. Corporate form and name

These are the articles of association for a private limited-liability company (société à responsabilité limitée) (the “Company”) incorporated under the name “Highland Holdings S.à r.l.”.

The Company shall be governed by these Articles and the laws of the Grand Duchy of Luxembourg, in particular the Act.

Article 2. Registered office

The Company’s registered office is located in the City of Luxembourg. Subject to the provisions of the Act, the Board is authorized to transfer the Company’s registered office to another location within the Grand Duchy of Luxembourg and amend this article accordingly. The Board may resolve to establish branches or other places of business in the Grand Duchy of Luxembourg or abroad.

If the Board finds that extraordinary political, economic or social circumstances have arisen or may arise that interfere or could interfere with the Company’s ability to conduct business or hinder communications within its registered office or between that office and persons abroad, the Board may transfer the registered office abroad, until the extraordinary circumstances come to an end. These temporary measures shall not affect the nationality of the Company which, notwithstanding the transfer of its registered office abroad, shall continue to be governed by the laws of the Grand Duchy of Luxembourg.

Article 3. Corporate purpose

The object of the Company is the direct and indirect acquisition and holding of participating interests, in any form whatsoever, in Luxembourg and/or in foreign undertakings, as well as the administration, development and management of such interests.

This includes, without limitation the investment in and acquisition and disposal of any type of equity or debt instrument, including shares, founders’ shares, profit shares, options, warrants and other equity instruments or rights, partnership interests, limited-liability company interests, preferred shares, securities and swaps, as well as the investment in, acquisition or disposal of, grant or issuance of loans, bonds (convertible or not), notes, preferred equity certificates, debentures, bonds or notes listed on a stock exchange, and other debt instruments, convertible or not, and any combination of the aforementioned, in each case whether freely transferable or not, as well as obligations (including, without limitation, synthetic instruments) in any type of company, entity or other (legal) person. The Company can borrow in any form.

The Company is further entitled to hold any position as, and exercise the functions of, general partner, manager or director in any company with registered office in the Grand-Duchy of Luxembourg that belongs to the same group of companies as the Company.

The Company may also use its funds to invest in real estate, in intellectual property rights or any other movable or immovable assets in any form or of any kind.

The Company may grant pledges, guarantees, liens, mortgages and any other form of securities as well as any form of indemnities, to Luxembourg or foreign entities, in respect of its own obligations and debts.

The Company may also provide assistance in any form (including but not limited to the granting of advances, loans, money deposits and credits as well as the providing of pledges, guarantees, liens, mortgages and any other form of securities, in any kind of form) to the Company’s subsidiaries. On a more occasional basis, the Company may provide the same kind of assistance to undertakings which are part of the same group of companies which the Company belongs to or to third parties, provided that doing so falls within the Company’s best interest and does not trigger any license requirements.

In general, the Company may carry out any commercial, industrial or financial operation and engage in such other activities as the Company deems necessary, advisable, convenient, incidental to, or not inconsistent with, the accomplishment and development of the foregoing. Notwithstanding the above, the Company shall not enter into any transaction which would cause it to be engaged in any activity which would be considered as a regulated activity or that would require the Company to have any other license.

Article 4. Term of existence

The Company is incorporated for an unlimited term of existence.

PART II. SHARE CAPITAL AND SHARES

Article 5. Share capital, issue premiums and capital contributions

5.1. Share capital

The Company’s share capital is set at thirty six million one hundred thousand twenty euros (EUR 36,100,020), represented by (i) thirty million one hundred thousand twenty (30,100,020) ordinary shares with a nominal value of one euro (EUR 1) each (the “Ordinary Shares”), and (ii) six million (6,000,000) preferred shares with a nominal value one euro (EUR 1) each (the “Preferred Shares” and together with the Ordinary Shares, collectively, the “Shares”).

5.2. Issue premiums and capital contributions

In addition to the share capital, a premium account and/or dedicated account for capital contributions (Compte 115 “Apport en capitaux propres non rémunéré par des titres”) may be set up, into which any premium or additional equity paid on any share in addition to its par value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may redeem from its shareholders, to offset any net realised losses, to make distributions to the shareholders or to allocate funds to the legal reserve.

In addition to the share capital and share premium account, the Company shall maintain a special reserve account for the shares and register in such account the amount or value of any special reserve paid on the shares, any additional capital surplus contributed by the holders of such shares to the Company, and of any amount allocated to such shares in accordance with the Articles.

Accordingly, the accounts of the Company shall at any time maintain a distinct special reserve account for the shares.

The amount of the special reserve account may, amongst others, be used (i) to provide for the payment of any shares which the Company may redeem from any of its shareholders, (ii) to offset any net realized losses, (iii) to make distributions to any of the holders of the shares, or (iv) to allocate funds to the legal reserve.

The shareholders can decide at any time that the amount of the share premium account and special reserve account shall be reserved to the shares in relation to which such share premium account and special reserve account have been credited.

Article 6. Shares

6.1. Form

The Company’s shares are and shall remain in registered form.

The Company may not make a public offering of its shares.

The Company’s shares shall not be represented by transferable share certificates; however, at the request of a shareholder, the Company may issue a certificate confirming the shareholder’s recordation in the shareholders’ register.

6.2. Shareholders’ register

A shareholders’ register shall be kept at the Company’s registered office in accordance with the provisions of Article 710-8 of the Act. Each shareholder shall have the right to consult the register during normal business hours in accordance with the provisions of the Act.

Shareholders shall notify the Company by registered letter of any change of address. The Company shall be entitled to rely on the last notified address.

6.3. Indivisibility of shares and suspension of rights

The Company shall recognize a single owner per share. If a share is held by more than one (1) person, the Company has the right to suspend the rights associated with that share (except for the rights to information provided for by Article 461-6 of the Act) until a single person is designated as being the holder thereof towards the Company.

6.4. Transfers of shares

If the Company has a sole shareholder, this shareholder may freely transfer its shares.

If the Company has several shareholders, the shares may be transferred freely amongst the shareholders.

Shares issued by the Company may be transferred to non-shareholders only in accordance with the provisions of Articles 710-12 and 710-13 of the Act, it being understood that the consent of shareholders representing three quarters (¾) of the shares is required for transfers to non-shareholders, both inter vivos and mortis causa. The same rules apply to the creation or transfer of usufruct (i.e. beneficial ownership) or bare ownership rights.

In the event of an inter vivos transfer of shares to non-shareholders for which the abovementioned consent of the shareholders is not obtained, the other shareholders shall have the right to acquire the shares or have them acquired from the transferring shareholder, unless the transferring shareholder decides to forego the transfer, in accordance with the conditions set out in Article 710-12 of the Act. The Company can also decide, with the consent of the transferring shareholder, to reduce its share capital and redeem the shares at the conditions set out in Article 710-12 of the Act. In both cases, the price of the transferred shares shall be determined by the Board. The Board at its sole discretion may hire outside counsel or external experts to assist it herewith. If the shares are not acquired or redeemed in accordance with the abovementioned provisions, the transferring shareholder can proceed with the initially proposed transfer to a non-shareholder.

Article 7. Capital increases and reductions and share redemptions

7.1. Capital increases and reductions

The Company’s share capital may be increased or reduced on one or more occasions pursuant to a resolution of the general meeting of shareholders, provided the quorum and majority required to amend these Articles are met.

7.2. Share redemptions

The Company may redeem its own shares with the consent of the shareholders concerned. Redemption of shares may not result in the nominal value or accounting par value of the total shares held by the remaining shareholders (other than the Company) falling below twelve thousand euros (EUR 12,000) or its equivalent in another currency.

In addition, if the Company has issued redeemable shares, the redemption of such shares must meet the requirements of Article 710-5 of the Act.

The voting rights and financial rights attached to redeemed shares shall be suspended for as long as where they are held by the Company.

The Board is authorized to cancel the redeemed shares and proceed with the relevant capital decrease, which must be recorded in a notarized instrument within one (1) month thereafter.

The holders of Preferred Shares shall be offered the possibility to have their Preferred Shares redeemed prior to the holders of Ordinary Shares.

If the Company intends to redeem the Preferred Shares, it shall send written notice of such redemption (the “Redemption Notice”) to each holder of Preferred Shares not less than ninety (90) days before the date on which such redemption is to occur. Each Redemption Notice shall confirm:

a. the number of Preferred Shares held by the holder that the Company shall redeem on the redemption date; and

b. the redemption date and redemption price, which shall be equal to the nominal value of the redeemed Preferred Shares plus any share premium plus any accrued but unpaid Preferred Dividend.

The Preferred Shares shall be redeemed by the Company no later than 15 years after their date of issuance.

To the extent that any redemption of shares, whether partial or complete, is authorized as allowable pursuant to Luxembourg law, any Preferred Shares that are redeemed or otherwise acquired by the Company shall be automatically and immediately cancelled and retired and shall not reissued, sold or transferred. The Company may not exercise any voting or other rights granted to the holders of Preferred Shares following redemption.

For the avoidance of doubt, the redemption of the Preferred Shares can only be made by using sums available for distribution.

PART III. MANAGEMENT AND SUPERVISION

Article 8. Board

The Company shall be managed by one or more manager(s), who need not be shareholders (the “Manager(s)”). If several Managers are appointed, they shall constitute a board of Managers (the “Board”).

The Manager(s) shall be appointed by the shareholders, who shall determine their number, remuneration and the duration of their term of office. If no term has been fixed in the relevant shareholder decision, the Manager(s) concerned shall be deemed appointed for an unlimited term. Manager(s) may be re-elected at the end of their term of office and removed from office without cause at any time pursuant to a shareholder resolution.

The shareholders may decide to appoint two (2) classes of Managers, the “Class A Manager(s)” and the “Class B Manager(s)”, respectively.

Article 9. Procedure and voting

9.1. Sole Manager

If the Company has a sole Manager, the Manager shall exercise the powers granted by the Act. In this case and to the extent applicable, where the term “sole Manager” is not expressly mentioned in these Articles, any reference to the “Board” shall be deemed to refer to the sole Manager. The sole Manager shall record the decisions taken in minutes.

9.2. Decision-making by the Board

9.2.1 Chairperson and secretary

The Board may appoint a chairperson (the “Chair”) from amongst its members but is not obliged to do so. If there are classes of Managers, the Chair shall be appointed among the class A Managers. The Chair shall preside over all meetings of the Board. In the Chair’s absence, the Board may appoint a Manager as pro tempore chair by a majority vote of the Managers present or represented at the meeting.

The Board may also appoint a secretary (the “Secretary”) to keep minutes of Board meetings and general meetings of shareholders. If the Secretary is not a Manager, he or she shall be bound by the confidentiality provisions laid down in Article 10.2 of these Articles, under the Board’s responsibility.

9.2.2 Calling of Board meetings

The Board shall meet at the request of any Manager or further to a notice sent by the Chair. Except in cases of urgency or with the prior consent of all those entitled to attend the meeting written notice sent by e-mail, facsimile or any other electronic means of communication accepted by the Managers, of a Board meeting must be given at least twenty-four (24) hours in advance or six (6) hours in advance in exceptional and urgent matters, provided the meeting is scheduled during normal business hours in Luxembourg. The notice shall specify the place, date, time and agenda of the meeting.

This requirement may be waived with the unanimous consent of all Managers present, or represented, at the meeting or by other written means.

A separate notice is not required for meetings held at a time and place previously approved by the Board.

9.2.3 Procedural requirements for Board meetings

Board meetings shall be held in the Grand Duchy of Luxembourg, save for exceptional circumstances which shall be agreed upon by all members of the Board.

A Manager may be represented at a Board meeting by another Manager, appointed in writing. A Manager may represent more than one Manager at a Board meeting, provided there are always at least two (2) Managers physically present at the meeting or attending by conference call, videoconference or similar means of communication.

If there are multiple classes of Managers, a Manager of a class may only be represented by a Manager of the same class.

A Manager may participate in Board meeting by conference call, videoconference or similar means of communication enabling several persons to instantly communicate with each other or other means of communication enabling the identification of the participants. Such methods of participation are considered equivalent to physical presence at the meeting, and a meeting held by such means is deemed to take place at the Company’s registered office.

A written resolution, signed by all Managers, is valid as if it had been adopted at a duly called Board meeting. Resolutions passed pursuant to this procedure shall be deemed adopted at the Company’s registered office. The resolution can be set out either in a single document, signed by all Managers, or in separate identical documents, each signed by a Manager.

9.2.4 Quorum and majority

The quorum required for Board meetings shall be the presence of at least two Managers currently in office and, if there are multiple classes of Managers, the presence of at least one (1) Manager from each class.

Resolutions shall be adopted by a majority of votes cast by the Managers present or represented at the meeting and, if there are multiple classes of Managers, by at least one (1) Manager from each class. Each Manager is entitled to cast one (1) vote. In the event of a tie, the Chair, or when applicable, the pro tempore chair, who shall at all times be a class A Manager, shall cast the deciding vote.

If the abovementioned quorum and/or majority cannot be met due to the fact that one or more Managers have a conflict of interest with the decision to be taken, the decision shall be adopted by a simple majority of Board members without a conflict of interest unless they decide to refer it to the shareholder or shareholders, for approval.

9.2.5 Minutes - copies and extracts

Minutes of Board meetings shall be drawn up and signed by the Chair, or, when applicable, the pro tempore chair, or by all Managers present at the meeting.

Copies of and extracts from, the minutes or resolutions shall be certified and signed by the Chair or, when applicable, the pro tempore chair, or by one (1) Manager.

Article 10. Powers, duties, liability and indemnification

10.1. Powers of the Board

The Board shall have the broadest powers to act on behalf of the Company and to perform or authorise all acts of administration or disposal necessary or useful to accomplish the Company’s purpose. All powers not expressly reserved to the shareholders under the Articles or the Act can be exercised by the Board.

10.2. Confidentiality

Even after the end of their term of office, the Manager(s) shall not disclose information about the Company which could be detrimental to the Company’s interests, except when disclosure is required by law or the public interest, in accordance with and subject to the provisions of Articles 710-15 and 444-6 of the Act.

10.3. Conflicts of interest

The Managers shall observe the conflicts-of-interest procedure provided for by Articles 710-15 and 441-7 of the Act and Article 9.2.4 of these Articles.

For the sake of clarity and insofar as permitted by the Act, no contract or transaction between the Company and another party shall be affected or invalidated based solely on the fact that one or more of the Managers, directors, partners, members, officers or employees of the Company have a personal interest in the contract or transaction or are duly authorised representatives of that other party. Unless otherwise provided herein, any Manager or officer of the Company who serves as a director, manager, partner, member, officer or employee of any company or firm with which the Company contracts or otherwise engages in business shall not, automatically be prevented from taking part in the deliberations and voting or acting on any matters with respect to such contract or other business.

10.4. Liability and indemnification

The Managers may not, in the performance of their tasks, be held personally liable for any commitment validly made by them in the Company’s name. They may only be held liable for the performance of their duties in accordance with the applicable legal provisions.

Insofar as permitted by law, the Company shall indemnify any Manager and the latter’s heirs, executors and administrators for expenses reasonably incurred in connection with any action, lawsuit or proceedings to which the Manager may be made a party by reason of being or having been a Manager of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which the Manager is not entitled to be indemnified, with the exception of actions, lawsuits and proceedings relating to matters for which the Manager is ultimately found liable for gross negligence or misconduct. In the event of a settlement, indemnification shall only be provided if the Company has been advised by its legal counsel that the Manager did not breach their duties. This right to indemnification is without prejudice to any other rights on which the relevant person may be entitled to rely.

Article 11. Delegation of powers

11.1. Delegation of daily management

The Board may confer its powers to conduct the Company’s daily management and affairs and represent the Company in this regard to any member or members of the Board or any other person, who need not be a Manager or shareholder of the Company, acting alone or jointly, at the terms so determined by the Board. The Board may freely terminate the delegation of the daily management at any time and without cause. The liability of the person(s) responsible for the daily management shall be determined in accordance with the applicable provisions of the Act. The person(s) responsible for daily management shall comply with the conflicts-of-interest procedure provided for by Article 710-15(4) of the Act.

When the Company is managed by a Board, the delegation of daily management to a member of the Board entails an obligation for the Board to report annually to the general meeting of shareholders on the salary, fees and other advantages granted to the Manager entrusted with the daily management.

11.2. Other delegations of authority

The Board may confer certain powers on and/or entrust specific duties to any member(s) of the Board or any other person(s), who need not be a Manager or shareholder of the Company, acting jointly or individually, in accordance with the conditions and powers determined by the Manager or, if applicable, the Board.

The Board may also establish one or more committees and determine their composition and purpose. Any such committees shall exercise their authority under the responsibility of the Board.

Article 12. Representation of the Company

If only one (1) Manager has been appointed, the Company shall be liable towards third parties by the signature of that Manager as well as by the signature or joint signatures of any person(s) to whom the Manager has delegated signing authority, within the limits of that authority.

If the Company is managed by a Board, the Company shall be liable towards third parties, without prejudice to the following paragraph, by the joint signature of any two (2) Managers as well as by the sole signature or joint signature of any person(s) to whom the Board has delegated signing authority, within the limits of that authority.

If the shareholders have appointed classes of Managers, the Company shall be liable towards third parties by the joint signature of one (1) Manager of each class as well as by the signature or joint signature of any person(s) to whom the Board, or a Manager of each class, have delegated signing authority, within the limits of that authority.

If one or more persons have been entrusted with daily management, they shall represent the Company by means of their sole signature for all matters that fall within the scope of daily management.

Article 13. Audit

If required by Luxembourg law, supervisory oversight of the Company’s operations shall be entrusted to one or more statutory auditor(s) (commissaire(s)) or to one or more independent auditor(s) (réviseur(s) d’entreprises).

The statutory auditor(s) or independent auditor(s), as the case may be, are appointed by the general meeting of shareholders, which shall determine their number, remuneration and the duration of their term of office. If no term has been fixed in the relevant shareholder decision, the auditor(s) shall be deemed appointed for a limited term of one (1) year. They may be re-appointed at the end of their term and removed from office pursuant to a shareholders resolution at any time, with or without cause, subject to the applicable statutory provisions.

PART IV. GENERAL MEETING OF SHAREHOLDERS

Article 14. Powers

The shareholders shall have the powers reserved to them by the Act and these Articles.

Any regularly constituted general meeting or any valid written resolution (as applicable) shall represent and bind all shareholders of the Company.

The shareholders shall not participate in or interfere with the Company’s management.

Article 15. Decision-making procedure

15.1. Calling of meetings

The Board or the auditor(s), or any shareholders representing more than half (½) the Company’s share capital can call a general meeting or submit written resolutions to the Company’s shareholders, in accordance with the provisions of the Act.

General meetings of shareholders, including the annual general meeting, can be held abroad only if so required by unforeseen circumstances or acts of force majeure, as determined by the Board.

General meetings of shareholders are called by means of a written notice sent to the shareholders at least eight (8) days in advance, specifying the date, time, place and agenda of the meeting.

If all shareholders are present or represented at a general meeting and state that they have been informed of the agenda, the general meeting may be held without a prior notice having been sent.

15.2. Form of resolutions

If the Company has a sole shareholder, that shareholder shall exercise the powers entrusted by the Act to the general meeting. In this case and to the extent applicable, if the term “sole shareholder” is not expressly mentioned in these Articles, all references to the “shareholders” and the “general meeting” shall be deemed to refer to the sole shareholder. Resolutions taken by the sole shareholder must be set out in writing.

If the Company has fewer than sixty (60) shareholders, general meetings of shareholders are not mandatory and the shareholders may vote on proposed resolutions in writing (in which case, the resolutions must be approved by the same majority required at a general meeting). A general meeting must however be called to amend these Articles.

Where the shareholders take decisions in writing, they shall cast their vote by signing the circulated resolutions. The shareholders may sign a single document or separate copies of the same document, returned to the Company by post, fax or email.

15.3. Procedure

The chair of the general meeting, or, in the chair’s absence, any other person appointed by the shareholders, shall preside over the general meeting. The chair shall appoint a secretary. The general meeting shall appoint one or more scrutineers. The chair, together with the secretary and the scrutineer(s), shall form the presiding committee of the general meeting.

An attendance list indicating the name of each shareholder, the number of shares held and, if applicable, the name of the shareholders’ representatives, shall be drawn up and signed by all members of the presiding committee or, as the case may be, their representatives.

Shareholders can attend general meetings of shareholders by conference call, video conference or any other similar means of instant communication enabling their identification in accordance with and subject to the provisions of Article 710-21 of the Act. A meeting held by such means is deemed to take place at the Company’s registered office.

Shareholders can vote remotely at a general meeting using voting forms. The form shall indicate the agenda for the meeting and the vote or the relevant shareholder (for, against or abstention). In order to be taken into account for the purpose of determining the quorum, voting forms must be received by the Company no later than one (1) hour before the opening of the meeting.

15.4. Voting

Each share carries one (1) vote, unless otherwise provided for by the Act. A shareholder’s voting rights are determined by the number of shares held.

Shareholders may appoint in writing, by post, facsimile, email, or any other accepted means of communication a proxy holder, who need not be a shareholder, to represent them at a general meeting.

Without prejudice to these Articles and the Act, the Board can suspend the voting rights of shareholders that are in default of their obligations under these Articles or the relevant subscription letter or agreement.

Each shareholder may personally undertake or refrain temporarily or permanently from exercising all or some of its voting rights. Any such waiver is binding on the Company as from the time the Company is notified of it.

Voting arrangements may be validly entered into in accordance with and subject to the provisions of Article 710-20 of the Act.

15.5. Quorum and majority

15.5.1 Decisions amending the Articles and change of nationality

Unless otherwise required by the Act or these Articles, any amendment to the Articles, including a change of nationality, must be approved by shareholders representing at least three quarters (¾) of the Company’s share capital.

15.5.2 Decisions approving share transfers

Decisions approving a transfer of shares to a non-shareholder must be approved in accordance with the provisions of Article 6.4 of these Articles.

15.5.3 Unanimity

The commitments of shareholders may be increased only with the unanimous consent of all shareholders.

15.5.4 Other decisions

All other decisions for which no specific quorum or majority is required by these Articles or the Act must be approved by shareholders representing more than half (½) the share capital. If the required quorum is not met at the first general meeting, the shareholders shall be called or consulted a second time, by registered letter, and resolutions shall be adopted by a majority of the votes cast, regardless of the percentage of share capital represented.

15.5.5 Classes of shares

If there are several classes of shares and the shareholders’ decision may result in a modification of their respective rights, the decision must, in order to be valid, be approved by each class of shares, with the quorum and majority stipulated in Article 15.5.1 of these Articles.

15.6. Minutes - copies and extracts

Minutes of general meetings of shareholders shall be drawn up and signed by the members of the presiding committee and any shareholders who wish to do so.

Copies of and extracts from the minutes of general meetings of shareholders may be certified by one (1) Manager.

15.7. Attendance of bondholders

If the Company has issued bonds, the bondholders are not entitled to be called to or attend general meetings of shareholders.

PART V. FINANCIAL YEAR AND ALLOCATION OF PROFITS

Article 16. Financial year

The Company’s financial year starts on the first day of December of each year and ends on the last day of November of the following year.

Article 17. Approval of the annual accounts

At the end of each financial year, the accounts are closed and the Board shall draw up the Company’s annual accounts in accordance with the Act and submit them to the auditor(s) for review (where applicable) and to the general meeting of shareholders for approval.

Each shareholder or its representative may inspect the annual accounts at the Company’s registered office as provided by the Act.

Article 18. Allocation of profits

Five percent (5%) of the Company’s net annual profits shall be allocated each year to the reserve required by the Act, until this reserve reaches ten percent (10%) of the Company’s share capital.

The general meeting of shareholders shall determine how the remaining profits are to be allocated. These profits may, in whole or in part, be used to absorb existing losses, if any, set aside in a reserve, carried forward to the next financial year or distributed to the shareholders as a dividend.

In any year in which the Company, at its discretion, resolves to make dividend distributions, drawn from net profits and from available reserves derived from retained earnings, the amount allocated to this effect shall be distributed in the following order of priority:

1. in priority to any declaration of payment of dividends to the holders of the Ordinary Shares, an annual dividend (the “Preferred Dividend”) at a variable percentage rate equal to the one month EURIBOR plus 3.22%, with the EURIBOR base rate resetting monthly, on the nominal value of each Preferred Share plus any premium attached to such Preferred Share plus any accrued but unpaid Preferred Dividend (it being understood that to the extent that the EURIBOR rates falls below 0%, the Company will establish a floor of 0%), shall be distributed to the holder(s) of Preferred Shares.

The Preferred Dividend commencement date for each Preferred Share shall be the date of its issue.

The Preferred Dividend shall be calculated on the basis of a 360-day year and the accrual period will be the same as the financial year (i.e. 1st December of each to 30 November of the following year (the “Preferred Dividend Accrual Period”), with the exception of the first accrual period which will start on the date of issuance of the Preferred Shares and end on 30 November 2023).

Preferred Dividends will be paid on 31st August of the year following the Preferred Dividends Accrual Period (meaning that the payment of the Preferred Dividends for the first accrual period will be 31st August 2024).

The first payment date of the Preferred Dividend shall be 31st August 2024, unless otherwise decided by the Company and agreed with the holders of the Preferred Shares.

Payment of the Preferred Dividend may also be deferred at the discretion of the Company and shall in this case be subject to compounding on an annual basis (31st August each year, unless otherwise decided by the Company and agreed with the holders of the Preferred Shares) (the “Compounding Date”, the first Compounding Date being 31st August 2025 to the extent the Preferred Dividend accrued as of 31st August 2024 is not paid (the first compounding period being 1st September 2024 to 31 August 2025)).

The Preferred Dividend shall be compounded on each anniversary of its Compounding Date to the extent not previously distributed (i.e., not declared and/or declared but not paid) by the Company.

For the avoidance of doubt, the compounding rate shall be the same rate as the Preferred Dividend coupon rate.

The Board shall ensure that the dividend commencement date and the Compounding Date of each Preferred Share is clearly recorded in its shareholder register.

Aside from the Preferred Dividend, no other dividends shall be made, paid or declared with respect to the Preferred Shares.

Further, any deferral of Preferred Dividends shall terminate, and all accrued but unpaid Preferred Dividends shall be declared and paid by the Company, prior to the earliest of (x) its voluntary liquidation, dissolution or winding up, (y) any redemption of the Preferred Shares, or (z) the fifteenth (15th) anniversary of the date of issue of the Preferred Shares, and the Company shall, if and to the extent necessary to pay such accrued but unpaid Preferred Dividends, in its capacity as shareholder, cause any or all of its direct subsidiaries to distribute the necessary amounts from their respective legally available profits, cause those direct subsidiaries, in their capacities as shareholders, to cause their own subsidiaries to distribute the necessary amounts from their respective legally available profits, and, in similar fashion, cause the distribution of necessary amounts from legally available profits of any other entities that are indirectly controlled by the Company.

For the avoidance of doubt, in all events, any such payment of Preferred Dividends shall be made only to the extent of legally available profits and to the extent not otherwise prohibited by law, as per the decision of the general meeting of shareholders resolving to make such distribution, and Preferred Dividend shall not be payable until declared as such by the general meeting of shareholders.

2. The holders of the Ordinary Shares shall be entitled to all remaining profits available for distribution, if any, in proportion to the number of Ordinary Shares held by them as per the decision of the general meeting of shareholders resolving to make such distribution it being understood that no dividends or other distributions shall be made, paid or declared with respect to the Ordinary Shares at a time when any accruals of the Preferred Dividend remain unpaid unless the Company shall have established and funded a reserve (the “Preferred Reserve”) in an amount equal to the sum of all accrued but unpaid Preferred Dividends

Notwithstanding the above, the Company may at all times reimburse share premium, any amounts on the dedicated account for capital contributions (Compte 115 “Apport en capitaux propres non rémunéré par des titres”) and/or any other amounts contributed to any special reserve accounts to its shareholders, regardless of whether it is in a position to distribute any dividend or not.

Article 19. Interim dividends

The Board is authorised to distribute interim dividends (acomptes sur dividendes) in accordance with Article 710-25 of the Act.

PART VI. WINDING-UP AND LIQUIDATION

Article 20. Winding-up and liquidation

The Company shall not be wound up due to the death, bankruptcy, incapacity or similar event affecting one or more of its shareholders.

The Company may be wound up pursuant to a shareholder resolution, approved in accordance with the quorum and majority indicated in the Act.

In the event of any voluntary liquidation, dissolution or winding up of the Company, the holders of Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders before any payment shall be made to the holders of Ordinary Shares by reason of their ownership thereof, an amount equal to their nominal value plus any premium attached to such shares plus any accrued but unpaid Preferred Dividend. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Preferred Shares the full amount to which they shall be entitled under article 20 of these Articles, the holders of Preferred Shares shall share rateably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

In the event of any voluntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of Preferred Shares, the remaining assets of the Company available for distribution to its shareholders shall be distributed among the holders of Ordinary Shares, pro rata based on the number of Ordinary Shares held by each such holder.

If there is only one (1) shareholder, the Company can be wound up without liquidation in accordance with Article 710-3 of the Act and Article 1865bis(2) et seq. of the Luxembourg Civil Code.

PART VII. APPLICABLE LAW AND DEFINITIONS

Article 21. Applicable law

All matters not governed by these Articles shall be settled in accordance with the applicable law and any agreement that may be entered into by the shareholders and the Company from time to time, supplementing certain provisions of these Articles.

Article 22. Definitions

The following terms, as used in these Articles, shall have the meaning set out below:

Act: the Luxembourg law of 10 August 1915 on commercial companies, as amended from time to time;

Articles: these articles of association of the Company;

Board: see the definition in Article 8 of these Articles;

Chair: see the definition in Article 9.2.1 of these Articles;

Class A Manager(s): see the definition in Article 8 of these Articles;

Class B Manager(s): see the definition in Article 8 of these Articles;

Company: see the definition in Article 1 of these Articles;

EURIBOR: the euro interbank offered rate;

Manager(s): see the definition in Article 8 of these Articles; and

Secretary: see the definition in Article 9.2.1 of these Articles.